Exhibit 10.1

TERMINATION AND NON-ASSERTION AGREEMENT

This Termination and Non-Assertion Agreement is entered into on May 15, 2014 (“Effective Date”) by and between TSRL, Inc., a Michigan corporation with its principal place of business at 540 Avis Drive, Suite A, Ann Arbor, Michigan 48108 (“TSRL”), and Simulations Plus, Inc., a California Corporation, with its principal place of business at 42505 10th Street West, Lancaster, CA 93534-7059 ("Simulations Plus") (each a “Party” and collectively, the “Parties”).

RECITALS:

A.	TSRL and Simulations Plus are parties to that certain Exclusive Software Licensing Agreement dated June 30, 1997 (“License Agreement”) under which TSRL licensed to Simulations Plus rights to use certain Software Technology and Databases (as defined in the License Agreement);

B.	Certain disputes have arisen between the Parties regarding the scope of Simulations Plus’ royalty obligations, what constitutes Software Technology and Databases, and regarding other issues under the License Agreement;

C.	The Parties have agreed to settle their differences and disputes concerning the License Agreement by the mutual termination thereof and the non-assertion by each party of certain Claims (defined below), mutual general releases as set forth herein, certain payments by Simulations Plus to TSRL pursuant to the terms set forth below, and in consideration of the covenants, agreements and releases hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals, and the mutual provisions contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement agree as follows:

TERMS:

1.	RESPECTIVE OBLIGATIONS OF THE PARTIES

(a)	Termination of License Agreement. The Parties hereby agree that the License Agreement shall be terminated in its entirety and shall be of no further force or effect as of the Effective Date.

(b)	Payment to TSRL. Simulations Plus shall pay to TSRL total consideration in the amount of Six Million Dollars ($6,000,000.00) as follows:

(i)	Not later than five (5) days following the execution of this Agreement, Simulations Plus shall:

(1)	pay to TSRL the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00); and

(2)	transfer to TSRL common stock in Simulations Plus having a total value of $1 million ($1,000,000.00) based upon the April 25, 2014 closing price per share of Simulations Plus common stock of $6.07 for a total number of shares equaling 164,745.

(ii)	On or before April 25, 2015, Simulations Plus shall pay TSRL by wire transfer the total sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00);

(iii)	On or before April 25, 2016, Simulations Plus shall pay TSRL by wire transfer the total sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00); and

(iv)	On or before April 25, 2017, Simulations Plus shall pay TSRL by wire transfer the total sum of One Million Dollars ($1,000,000.00).

The foregoing payments shall be made to TSRL via wire transfer pursuant to bank wire transfer instructions provided by TSRL.

The foregoing payments shall not accrue interest.

(c)	No Legal Proceedings. Each Party warrants and represents to the other that no legal proceedings have been instituted by such Party as of the Effective Date.

2.	NON-ASSERTION

(a)	Definitions

(i)	“Affiliates” means any corporation or business entity that, directly or indirectly controls, is controlled by, or is under common control with a Party at any time during the Term. The term “control” means, in the case of a corporation, ownership, directly or indirectly, of fifty percent (50%) or more of the votes for the election of directors, or in the case of a non-stock company, the legal power to direct or cause the direction of the general management and policies of such company. A corporation or business entity shall be deemed an Affiliate hereunder only during the term of the requisite control;

(ii)	“Claims” refers to and includes all claims, demands, rights, causes of action, rights of action, rights of subrogation, rights of indemnity, rights to reimbursement, rights to payments, rights to ownership interests, liens and remedies of each and every kind or nature whatsoever, whether the same or any of the same is at law, in equity, or otherwise, and whether the same are or any of the same is known or unknown to any Party at the time of its execution of this Agreement;

(iii)	“GastroPlus Products” means any and all products developed by Simulations Plus or its Affiliates, whether prior to of subsequent to the Effective Date, relating to gastrointestinal tract absorption prediction or any other related or ancillary modules or products, including, but not limited to GastroPlus™, Optimization, Metabolism & Transporter, IVIVCPlus™, PBPKPlus™, PDPlus™, PKPlus™, Drug-Drug Interaction, Additional Dosage Routes and ADMET Predictor™, and any improvements, enhancements, localizations or other versions or releases thereof;

(iv)	“Intellectual Property Rights” means all United States and worldwide trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents, rights of inventorship, trade secrets, rights under unfair competition and unfair trade practices laws, and all other intellectual and industrial property rights related thereto;

2

(v)	“Obligations” refers to and includes all obligations, duties, covenants, liabilities, royalties, license fees, damages, costs, fees (including, without limitation, all attorneys’ fees), expenses and debts of each and every kind or nature whatsoever, whether the same are or any of the same is known or unknown to any Party at the time of its execution of this Agreement;

(vi)	“On Account Of” means directly or indirectly arising out of, resulting from, connected with, based upon or in any manner related to, in the past, or at present, the subject to which that phrase refers.

(b)	Non-Assertion by TSRL. TSRL, on behalf of itself and any of its Affiliates, covenants not to assert any Claims, including, but not limited to, claims of infringement under Intellectual Property Rights owned or licensable by TSRL or any TSRL Affiliate, against Simulations Plus, Simulations Plus Affiliates, or Simulations Plus’ direct or indirect customers or distributors, in any case On Account Of the development, marketing, sale or use of any GastroPlus Products (including components thereof) or any new products, improvements or services in any way related thereto.

(c)	Non-Assertion by Simulations Plus. Simulations Plus, on behalf of itself and any of its Affiliates, covenants not to assert any Claims, including, but not limited to, claims of infringement under Intellectual Property Rights owned or licensable by Simulations Plus or any Simulations Plus Affiliate, against TSRL, its Affiliates, licensees, direct or indirect customers or distributors, in any case On Account Of the development, marketing, sale or use by such entities of any content licensed by TSRL to Simulations Plus pursuant to the License Agreement; provided, however, the Parties expressly agree that this paragraph is not intended to, nor shall it be construed to, apply to any development, marketing, sale or use of GastroPlus Products by TSRL, its Affiliates, licensees, or direct or indirect customers or distributors.

(d)	No Further Obligations or Limitations. Notwithstanding anything in the foregoing to the contrary, no further Obligations, including, but not limited to, royalty or other payments, are or will be due from Simulations Plus to TSRL pursuant to the License Agreement, such obligations having been fully terminated herein. For the avoidance of doubt, any limitations placed on the parties in the License Agreement are also terminated.

(e)	Further Assurances. Each Party is executing this Agreement in consideration of all of the promises, covenants, agreements and acknowledgments described herein. Each Party promises to take or cause to be taken all lawful acts to execute or cause to be executed all documents necessary to implement this Agreement.

3.	MUTUAL GENERAL RELEASES

(a)	General Release. Except for the Obligations of the Parties set forth in Sections 1 and 2 above, each Party hereto, on its own behalf and on behalf of its predecessors-in-interest, successors-in-interest, transferees, officers, directors, shareholders, Affiliates, employees, representatives and assigns, and each of them (collectively, the “Releasors”), hereby unconditionally and irrevocably relieves, releases, forgives, remises, acquits and forever discharges the other Party hereto, and each of their predecessors-in-interest, successors-in-interest, assigns, officers, shareholders, Affiliates, representatives, agents, any other fiduciary or representative, and attorneys (collectively, “Releasees”), and each of them, from any and all Claims and Obligations, of any kind or nature whatsoever, known or unknown, foreseen or unforeseen, suspected or unsuspected, vested or contingent, accrued or unaccrued, which the Releasors either together or severally now have, or may hereafter have against the Releasees, or any of them, by reason of any matter, cause of thing whatsoever, from the beginning of time, through and including the Effective Date. For purposes of clarity and the avoidance of doubt, and without in any manner limiting the scope of the foregoing, the foregoing includes, but is not limited to, any Claims and Obligations On Account Of the License Agreement, including, but not limited, any Obligations thereunder or their termination hereby, and any other prior business relationship between the Releasees and the Releasors related to the License Agreement, the Software Technology and Databases or otherwise (the “Released Matters”). Notwithstanding the foregoing, this release is not intended by the Parties to operate as a release of any claim which relates or arises out of conduct or actions which arise from this Agreement or any breach hereof.

3

(b)	Waiver of Unknown Claims. It is the intention of each Party in accepting the consideration provided for herein and in executing this Agreement that this instrument shall be effective as a full and final accord and satisfaction and release of each and every Released Matter. In furtherance of this intention, each Party acknowledges that it is familiar with, or has had explained to it, Section 1542 of the California Civil Code, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Each Party waives and relinquishes every right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California (and any statute or common law rule of similar effect in any State or Territory of the United States) to the full extent that it may lawfully waive such right or benefit pertaining to the subject matter of this Agreement. In connection with such waiver and relinquishment, each Party acknowledges that it is aware that it may hereafter discover facts in addition to or different from those which each Party now knows or believes to be true with respect to the subject matter of this instrument, but that it is each Party's intention hereby fully, finally and forever to settle and release all Released Matters, disputes and differences, known or unknown, suspected or unsuspected, which now exist, or heretofore have existed between Simulation Plus’ Releasees and TSRL’s Releasees, and that in furtherance of such intention, this Agreement given herein shall be and remain in effect as a full and complete general release, upon the terms herein, notwithstanding the discovery or existence of any such additional or different facts.

(c)	No Admission of Liability. The execution of this Agreement effects a settlement of claims which are denied and contested. Nothing contained herein shall be construed as an admission of any liability of any kind by any Party hereto to the other or to any other person. This Agreement shall constitute an absolute bar to any claim of any kind, whether any such claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable.

4.	REPRESENTATIONS AND WARRANTIES

Each of the Parties to this Agreement represents, warrants and agrees as follows:

4

(a)	Each Party acknowledges and warrants that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement.

(b)	Each Party hereby warrants and represents to the other Party that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person whomsoever not a party hereto any Released Matters which it has released in this instrument. The assigning or transferring Party shall indemnify and hold the other Party harmless from and against any claims, demand, damage, debt, liability, account, reckoning, obligation, cost, expense, lien, action or cause of action, including reasonable attorneys’ fees, based on, in connection with or arising out of any such assignment or transfer or purported or claimed assignment or transfer by such Party of the Released Matters.

5.	MISCELLANEOUS

(a)	Waiver of Fees and Costs. Each Party will bear its own costs, expenses and attorneys’ fees, whether taxable or otherwise, incurred in or in any way arising out of or relating to the matters released herein.

(b)	No Reliance on Representations of Another Party. This Agreement is entered into and executed without reliance upon any promise, warranty or representation or the lack of any promise, warranty or representation by any Party or any representative of any Party, other than those expressly contained in this Agreement.

(c)	Governing Law. This Agreement shall be deemed to have been made and entered into in the State of California and shall all respects be interpreted, enforced and governed by and under the laws of the State of California. In the event of litigation or arbitration relating to this Agreement, the prevailing Party shall be entitled to reasonable attorneys' fees and costs.

(d)	Terms to be Construed Neutrally. The Parties acknowledge that the drafting and negotiation of this Agreement has been participated in by each of the Parties and, for purposes of interpreting this Agreement, it shall be deemed to have been jointly drafted by the Parties.

(e)	Entire Agreement. This Agreement contains the entire agreement among the Parties and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof, and all prior or contemporaneous agreements, understandings, representations and statements, whether oral or written, concerning the subject matter hereof are hereby merged into and superseded by this Agreement. The terms of this Agreement are contractual and not mere recitals.

(f)	Modification. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by an authorized representative of all Parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

(g)	Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. The Parties agree that a facsimile signature on this Agreement shall have the same effect as an original source.

5

(h)	Invalid Provisions. If any term or provision of this Agreement is held by any court, arbitrator or tribunal to be void, invalid or unenforceable, in whole or in part, then the remaining terms and provisions shall nevertheless remain in full force and effect.

IN WITNESS WHEREOF, the Parties have each executed this Agreement on the dates set forth below.

SIMULATIONS PLUS, INC.	TSRL, INC.

/s/ Walter Woltosz	/s/ Gordon Amidon
Walter Woltosz, Chairman and CEO	Gordon Amidon, Ph.D.,Chairman

May 15, 2014	May 15, 2014

6